Exhibit  99.1     Director's  Consent  Resolution
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     CONSENT  RESOLUTION  IN  LIEU  OF
     SPECIAL  MEETING  OF  THE  BOARD  OF  DIRECTORS  OF
     HIGHWAY  ONE-OWEB,  INC.
     A  UTAH  CORPORATION

     Pete Chandler, acting as the sole elected and qualified director of Highway One-Oweb, Inc. does hereby makes and enters the following resolution by written consent in lieu of a special meeting of the Board of Directors of the corporation on this 15th day of February, 2002.

     WHEREAS, on or about December 21, 2001 Highway One-Oweb, Inc. entered into an Agreement and Plan of Merger with Export Erez USA, Inc., a Delaware corporation contemplating the statutory merger of those corporations which contemplated the surrender for cancellation of certain outstanding common shares of this corporation in exchange for intellectual properties held by this corporation, and the issuance of shares constituting 84% of the post-closing outstanding shares of the survivor in exchange for the outstanding shares of Export Erez USA, Inc.; and

     WHEREAS, the Agreement and Plan of Merger contemplates closing of the transaction by the filing of a Certificate of Merger with the Secretary of State of Utah which was contemplated to occur on or about February 15, 2002; and

     WHEREAS, the parties have taken no substantial measures to move this transaction forward toward the contemplated closing; and

     WHEREAS, it is deemed to be in the best interest of this corporation to abandon the Agreement and Plan of Merger and its various incidents and proceed with other business possibilities:

     NOW, THEREFORE, the following resolutions are hereby adopted, each of which shall be effective on the date first above written.

     RESOLVED, that the Agreement and Plan of Merger by and between Highway One-Oweb and Export Erez USA dated December 21, 2001 be, and it is hereby terminated on the basis of the total breach by Export Erez USA of the requirements of paragraph 7.4 related to the delivery of the corporation documents of that corporation, and on paragraph 10.1(b) of the Agreement and Plan of Merger.

     FURTHER RESOLVED, that Pete Chandler shall issue written notice of the aforesaid termination to David Ficksman, Esq., attorney for Export Erez USA and cause the same to be delivered to Mr. Fixman via Federal Express Courier, and shall attempt, through counsel or otherwise, to obtain the mutual agreement of Export Erez USA to mutual termination of the Agreement in accordance with paragraph 10.1(a) thereof.

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     RESOLVED, that Pete Chandler shall, within fifteen (15) days of the date of this consent resolution, cause to be prepared and filed with the Securities and Exchange Commission a Current Report on Form 8-K reporting the termination of this Agreement and Plan of Merger. Pete Chandler is authorized to retain legal counsel to assist in filing the necessary reports under the Securities Exchange Act of 1934.

     Dated  this  15th  day  of  February,  2002.

     HIGHWAY  ONE-OWEB,  INC.



     /s/  Pete  Chandler_______________________
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Pete  Chandler,  sole  director